Exhibit 10.1

EXIT AGREEMENT
This Exit Agreement (the “Agreement”) is made and entered into effective as of the Effective Date (as defined below), between Kosmos Energy, LLC (“Company”) and Jason E. Doughty (“Retiree” and, together with Company, the “Parties”). In connection with this Agreement, the Parties acknowledge that (a) Company is a premier international oil and gas exploration and production company (the “Business”), (b) Retiree will be age 60 or over as of the Retirement Date, has been employed by Company for over five years, and serves as a member of Company’s Senior Leadership Team, (c) Retiree timely initiated the retirement process in accordance with Company guidelines, (d) Retiree completed the transition process to Company’s satisfaction, and (e) the Parties desire to enter into this Agreement to protect stockholder relations, goodwill, and other legitimate interests (together, the “Interests”). Accordingly, and in consideration of the mutual promises below and for other valuable consideration, the Parties agree to the following terms:

1.Retirement from Employment. Retiree acknowledges that Retiree will retire from Retiree’s employment with Company effective 31 January, 2025 (the “Retirement Date”). Retiree will receive certain Vesting Benefits (as defined below in subparagraph 4(a)) (the “Post-Retirement Benefit”) provided that Retiree executes this Agreement and does not revoke Retiree’s acceptance.

1.Duties and Responsibilities During Transition Period. Effective as of July 8, 2024 (the “Notification Date”), the Retiree shall be relieved of his duties, responsibilities, and authorities for the Company and its affiliates except as expressly provided below. Between the Notification Date and the Retirement Date (the “Transition Period”), the Retiree shall cooperate fully and completely with the Company, at its request, in all matters in which it reasonably requests assistance, including without limitation continued oversight of all pending litigation, and all matters relating to the transition of his duties, responsibilities, and authorities for the Company and its affiliates (the “Transition Duties”). The Transition Duties include but are not limited to the Retiree promptly responding to telephone calls, e-mails, text messages, and other communications from the Company, its employees, and its representatives (including but not limited to outside legal counsel), meeting with such individuals at reasonable times upon their request, and promptly providing any reasonably requested assistance and performing any reasonably requested duties to the best of his ability. Retiree agrees and acknowledges that, during the Transition Period, he will report directly to Andrew Inglis, Chairman and Chief Executive Officer of the Company, and will also have a dotted line reporting to Josh Marion, Senior Vice President and General Counsel for the Company, for purposes of overseeing pending litigation during the Transition Period. In addition, the parties acknowledge that the Company shall be permitted to monitor the Retiree’s Company e-mail account for business purposes at all times during and after the Transition Period.

1.Retirement Benefits. The Retiree shall receive the following payments and benefits in accordance with the existing policies of the Company, or at the sole discretion of the Company, pursuant to his employment with the Company and his participation in its employee benefit plans:

i.Pay and Benefits. The Retiree shall be entitled to his regular base salary and current benefits package, subject to applicable taxes and withholdings, through the Retirement Date. Additionally, (i) the Retiree shall remain eligible to receive his 2024 performance-based bonus subject to his performance and achievement of relevant key performance indicators (the “2024 Bonus”) and (ii) the Retiree’s stock awards will vest consistent with the terms of the Kosmos Energy Ltd. Long Term Incentive Plan (the “LTIP”) and the applicable award agreement (subject to paragraph 4). If the Retiree (i) remains an active employee in good standing with Kosmos through the Retirement Date, (ii) timely signs without modification and does not revoke this Agreement, (iii) timely signs without modification and does not revoke the Renewal and Ratification of Release attached as Exhibit A to this Agreement and incorporated herein by reference (the “Ratification”), and (iv) returns all Kosmos property within his possession, Kosmos will pay the 2024 portion of the Retirement Benefit within ten business days after the Effective Date (as defined below).

b. Right to Continue Certain Insurance Benefits. The Retiree shall have the right to continue after the Retirement Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Retiree should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

1.Post-Retirement Benefit. Contingent upon the Retiree’s timely acceptance and non-revocation of this Agreement and timely acceptance and non-revocation of the Ratification, the Company shall provide the Retiree the following Post-Retirement Benefits:

a.Vesting Benefits. Exhibit B sets forth each outstanding restricted share unit (“RSU”) award and performance share unit (“PSU”) award previously granted to Retiree under the LTIP and described in applicable award agreements (the “Award Agreements”). With respect to each outstanding RSU award and PSU award held by Retiree that, as of the Retirement Date, has been outstanding for at least one year following the applicable grant date (collectively, the “Eligible Awards”), Company agrees to amend and waive, in accordance with the terms of the LTIP and the individual RSU and PSU Award Agreements granted to Retiree thereunder, all or any portion of the continued service-based vesting conditions applicable to such Eligible Awards (the “Vesting Benefits”) and delete any forfeiture requirements based on Retiree’s retirement; provided that (i) in the case of any Eligible Award that is subject to performance-vesting conditions, the vesting of such award will remain subject to the satisfaction of the applicable performance-vesting conditions, (ii) the Eligible Awards will remain subject to all other terms and conditions applicable to such Eligible Awards pursuant to the LTIP and the applicable Award Agreements, and (iii) the Eligible Awards will convert into common stock of Company in accordance with their original vesting/settlement schedule. Any other provision of the LTIP to the contrary notwithstanding, the Vesting Benefits will apply only if Retiree complies with all terms and conditions of this Agreement. Notwithstanding the foregoing, this subparagraph (a) will not apply to any Eligible Awards to the extent such application would cause such Eligible Award to be subject to an additional tax under section 409A of the Internal Revenue Code of 1986, as amended.

1.General Release. In exchange for the Post-Retirement Benefit, Retiree releases, acquits, and forever discharges (i) Company, (ii) any parent, subsidiary, or affiliated entity of Company, (iii) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (i) or (ii), (iv) any employee benefit plan sponsored or administered by any person or entity described in (i), (ii), or (iii), and (v) any successor or assign of any person or entity described in (i), (ii), (iii), or (iv) (collectively, the “Company Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that Retiree may have or claim against Company or any of the other Company Parties. Retiree understands that this general release includes, but is not limited to, any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or other claims growing out of, resulting from, or connected in any way with Retiree’s employment with or retirement from Company, including any right or claim to compensation, payment, or other benefit under Company’s September 1, 2011 offer-of-employment letter to Retiree. Retiree understands that this Agreement does not waive any rights or claims against Company or any of the other Company Parties that may arise after the date on which Retiree signs it. Retiree further understands that nothing in this Agreement waives (i) any benefits to which Retiree has a vested entitlement under the terms of the applicable employee benefit plans established by Company, or (ii) any right or claim to indemnification or defense of any claims for acts taken by Retiree during Retiree’s employment with Company on the same terms as indemnification is made available by Company to other executive employees, officers, or directors, whether through Company’s bylaws, directors and officers liability insurance, or otherwise.

1.Acceptance of Agreement. Retiree understands that Retiree may accept the terms of this Agreement by signing and dating the last page and returning all pages to Erin Al-Salman, Vice President of Human Resources, by email at eal-salman@kosmosenergy.com, no later than July 24, 2024, which Retiree acknowledges is at least 21 days from the date Retiree first received it. Retiree further understands that if Retiree is unable to email the signed Agreement, Retiree may mail it to Erin Al-Salman at 8176 Park Lane, Suite 500, Dallas, Texas 75231, so long as it is postmarked no later than July 24, 2024. Retiree represents and warrants that, except for modifications expressly agreed to by Company, Retiree has not modified this Agreement as it was originally presented to Retiree, and that any modifications to this Agreement, whether material or immaterial, made by Company and Retiree after it was originally presented to Retiree do not extend or restart the period for Retiree to consider and accept this Agreement.

1. Effectiveness and Revocation Rights. Retiree understands that the terms of this Agreement will become effective and enforceable eight days after Retiree signs it unless before then Retiree revokes Retiree’s acceptance in writing and delivers Retiree’s written revocation to Erin Al-Salman at the email or address above, in which case Retiree will not be entitled to receive the Post-Retirement Benefit. Retiree acknowledges and agrees that Company has no legal obligation to provide the PostRetirement Benefit to Retiree. Signing this Agreement constitutes Retiree’s agreement to all terms and conditions set forth in it and is in consideration of Company’s agreement to provide the Post-Retirement Benefit.

1.Renewal and Ratification of General Release. In further consideration of the mutual promises and undertakings in this Agreement, the Retiree shall sign the Ratification between the Retirement Date and seven days after the Retirement Date (the “Effective Date”), not revoke the Ratification between the date he signs it and seven days thereafter, and immediately return a signed copy of the Ratification to the Company.

1.Confidential Information.

a. Definition of Confidential Information. “Confidential Information” includes all of Company’s confidential or proprietary information, trade secrets (as defined by applicable law), and other information used in the Business that provides a competitive advantage but is not generally known by competitors and does not include any information in the public domain and readily available to competitors through no wrongful act of Retiree. Retiree acknowledges and agrees that: (a) Company has expended, and continues to expend, significant efforts and resources to develop its Confidential Information, which increases the value of its Interests and gives it a competitive advantage; and (b) Company provided Confidential Information to Retiree before the Effective Date.
b. Agreement Not to Disclose Confidential Information. Retiree will not directly or indirectly (i) use any Confidential Information, (ii) disclose any Confidential Information in any manner to any person or entity who is not a director, manager, officer, employee, consultant, representative, agent, or legal counsel of Company or its affiliates, or (iii) disclose any Confidential Information in any manner to any other person or entity unless previously authorized in writing by Company’s Chief Executive Officer or the current Senior Vice President and General Counsel. The restrictions set forth in this paragraph will not apply to disclosures made in compliance with the Defend Trade Secrets Act of 2016 (“the DTSA”) 18 U.S.C. § 1833(b). The DTSA provides in relevant part:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Retiree acknowledges that nothing in this Agreement is intended to, or does, preclude Retiree from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation being conducted by, a governmental or regulatory agency or body (such as the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or another other regulatory or fair employment practices agency), regarding a possible or alleged violation of law, in each instance without prior notice to or authorization from the Company or its affiliates; (ii) assisting another in taking any of the actions in clause (i); (iii) making statements or disclosures regarding any sexual assault or sexual harassment dispute in compliance with the Speak Out Act; (iv) responding truthfully to inquiries by governmental or regulatory agencies or bodies; (v) giving truthful testimony or making statements under oath in response to valid legal process (such as a subpoena) in any legal or regulatory proceeding; or (vi) engaging in any other legally protected or concerted activities. Retiree further acknowledges that nothing in this Agreement conflicts with the DTSA or creates liability for disclosures allowed under the DTSA, and Retiree’s nondisclosure obligations survive the ending of Retiree’s employment with Company.
a.Return of Confidential Information. Retiree acknowledges that Retiree will return to Company all of its or any of the other Company Parties’ Confidential Information in any form or medium on or before the Effective Date. Retiree further agrees to deliver promptly to Company any such additional Confidential Information that Retiree may discover in Retiree’s possession. Retiree likewise agrees not to directly or indirectly keep or deliver to anyone else any Confidential Information (including any copies of Confidential Information) or any devices storing Confidential Information.

1.Restrictive Covenants.

a. Acknowledgments. Retiree acknowledges that (i) this Agreement entitles Retiree to receive Vesting Benefits designed to increase Retiree’s ownership interest in

Company and protect Company’s goodwill, (ii) a reasonable prohibition against Retiree’s soliciting Company’s employees (the “Restricted Activities”) is appropriate for the protection of Company’s Confidential Information and Interests, (iii) Retiree’s covenants regarding the Restricted Activities are ancillary to the otherwise enforceable agreements by Company and Retiree under paragraph 9 and Company’s agreement to provide Retiree with the Vesting Benefits, and are supported by independent, valuable consideration, (iv) the restraints in the covenants regarding the Restricted Activities are reasonable and do not include any greater restraint than is reasonably necessary to protect Company’s Confidential Information and Interests, and (v) Company may waive the Restricted Activities, in whole or in part, in writing at any time.

a.Nonsolicitation of Company Employees. Retiree agrees that, without the prior written consent of Company’s Chief Executive Officer or Senior Vice President and General Counsel, Retiree will not directly or indirectly for Retiree’s own account or for the benefit of any other person, hire, attempt to hire, employ, solicit for employment, or recruit any person whom Company employed within six months immediately preceding the Retirement Date and with whom Retiree had contact relating to the Business or about whom Retiree had access to Confidential Information, or entice, persuade, encourage, induce, advise, or recommend to any such person that he or she terminate or abandon his or her employment with Company.
b.Enforcement; Remedies. If Retiree breaches or threatens to breach Retiree’s covenants with respect to the Restricted Activities, Company will be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages that Company may incur as a result of such breach, violation, or threatened breach or violation. Retiree irrevocably waives any right to challenge the validity or enforceability of such obligations or covenants. In the event a court deems any provisions of this Agreement to exceed the limits permitted by any applicable law, such provisions will be, and are, reformed to the maximum limitations permitted by applicable law.
2.Jury Waiver. Retiree irrevocably waives the right to trial by jury with respect to any claim or cause of action against Company or any of the other Company Parties arising from Retiree’s employment with or retirement from Company or from this Agreement (either for alleged breach or enforcement).
3. Voluntary Agreement. Retiree acknowledges that (i) Retiree has read this Agreement, (ii) by this paragraph, Company specifically has advised Retiree to consult an attorney and Retiree has had the opportunity to consult an attorney, (iii) Retiree received this Agreement on or before July 3, 2024 and has been offered at least 21 days to consider and fully understand the meaning and effect of Retiree’s action in signing this Agreement, (iv) Retiree’s signing of this Agreement is knowing, voluntary, and based solely on Retiree’s own judgment in consultation with Retiree’s attorney, if any, and (v) Retiree is not relying on any written or oral statement or promise other than as set out in this Agreement.
4. Miscellaneous. This Agreement contains and constitutes the entire understanding and agreement between Company and Retiree with respect to its subject matter and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by both an authorized Company official and Retiree. Retiree agrees that neither the Company nor any of the Company Parties have made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the Company Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any). This Agreement is governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflict of laws. Exclusive venue for purposes of any dispute, controversy, claim, or cause of action between the Parties concerning, arising out of, or related to this Agreement or Retiree’s employment with or retirement from Company is in any state or federal court of competent jurisdiction presiding over Dallas County, Texas. Nothing in this Agreement, however, precludes Company or Retiree from seeking to remove a civil action from any state court to federal court. Retiree further consents to receive service of process related to any such action by any method permitted by statute or rule and-whether or not expressly authorized by statute or rule-through any email or social-media account established, maintained, or used by Retiree.

[Signature Page Follows]

AGREED:

/s/ Jason E. Doughty /s/ Andrew G. Inglis
Jason E. Doughty Kosmos Energy, LLC
Name: Andrew G. Inglis
Date: 5 July 2024 Date: 3 July 2024

EXHIBIT A
RENEWAL AND RATIFICATION OF RELEASE

IMPORTANT NOTICE: The Retiree should sign this Ratification only between the Retirement Date and seven days following the Retirement Date. The Retiree should not sign this Ratification before the Retirement Date. Upon signing, the Retiree should immediately return a signed copy of this Ratification to the Company.

1. The Retiree previously entered into an Exit Agreement with the Company (the “Exit Agreement”) which is incorporated herein by reference. Capitalized terms not defined in this Ratification shall have the same definitions as assigned in the Exit Agreement.

2. Paragraph 5 of the Exit Agreement contains a General Release by the Retiree. In exchange for the Post-Retirement Benefits offered to the Retiree under paragraph 4 of the Exit Agreement and the other promises and undertakings of the Company in the Exit Agreement, the Retiree hereby agrees that paragraph 5 of the Exit Agreement is hereby modified and amended to read in its entirety as follows:

Claims Included. In exchange for the Post-Retirement Benefit, Retiree releases, acquits, and forever discharges (i) Company, (ii) any parent, subsidiary, or affiliated entity of Company, (iii) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (i) or (ii), (iv) any employee benefit plan sponsored or administered by any person or entity described in (i), (ii), or (iii), and (v) any successor or assign of any person or entity described in (i), (ii), (iii), or (iv) (collectively, the “Company Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that Retiree may have or claim against Company or any of the other Company Parties. Retiree understands that this general release includes, but is not limited to, any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or other claims growing out of, resulting from, or connected in any way with Retiree’s employment with or retirement from Company, including any right or claim to compensation, payment, or other benefit under Company’s September 1, 2011 offer-of-employment letter to Retiree. Retiree understands this release also includes without limitation the waiver and release of any claim the Retiree may have on the date the Ratification is signed by him and delivered by him to the Company. Retiree understands that this Agreement does not waive any rights or claims against Company or any of the other Company Parties that may arise after the date on which Retiree signs it. Retiree further understands that nothing in this Agreement waives (i) any benefits to which Retiree has a vested entitlement under the terms of the applicable employee benefit plans established by Company, or (ii) any right or claim to indemnification or defense of any claims for acts taken by Retiree during Retiree’s employment with Company on the same terms as indemnification is made available by Company to other executive employees, officers, or directors, whether through Company’s bylaws, directors and officers liability insurance, or otherwise.

In addition, the Retiree ratifies his acceptance of General Release under paragraph 5 of the Exit Agreement, as so modified and amended, and acknowledges he is hereby advised of his right to consult with an attorney of his choice before signing this Ratification.

3. This Ratification shall become effective and enforceable upon the eighth day after the Retiree signs and returns it to the Company (the “Effective Date”). At any time before the Effective Date, the Retiree may revoke his acceptance of this Ratification by notifying the Company of his revocation in writing.

4. If the Retiree does not sign this Ratification, or if he timely revokes his acceptance of this Ratification, he shall not be entitled to receive the Post-Retirement Benefits but all other provisions of the Exit Agreement shall remain in full force and effect. If the Retiree signs and does not timely revoke his acceptance of this Ratification, the Retirement Benefits shall be provided to him in accordance with the Exit Agreement’s terms.

5. The Retiree fully understands the meaning and effect of his action in signing this Ratification, and his signing of this Ratification is knowing and voluntary. This Ratification does not waive any rights or Claims under the ADEA that may arise after the date it is signed by him.

AGREED on the date shown below:
/s/ Jason E. Doughty
Jason E. Doughty

5 July 2024
Date Signed

EXHIBIT B

Type of Eligible Award	Grant Date	Vesting Date	Number of Shares
Service Award	31-Jan-22	31-Jan-25	30,690
Performance Award	31-Jan-22	31-Jan-25	186,930*
Service Award	31-Jan-23	31-Jan-25	23,730
Service Award	31-Jan-23	31-Jan-26	23,730
Performance Award	31-Jan-23	31-Jan-26	144,537*

* For PSUs, the figure reflects the target number of shares underlying the award. The actual number of shares that will vest will be determined based on achievement of the applicable performance goals and will range between 0% and 200% of the target number of shares underlying each PSU award.